REINSURANCE AGREEMENT EFFECTIVE

APRIL 1, 2000 BETWEEN

CONTINENTAL ASSURANCE COMPANY AND AMERICAN NATIONAL LIFE INSURANCE COMPANY



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GUARANTEED MINIMUM DEATH BENEFIT

REINSURANCE AGREEMENT

CEDING COMPANY: AMERICAN NATIONAL LIFE INSURANCE COMPANY

(hereinafter referred to as the "Ceding Company")

REINSURER: CONTINENTAL ASSURANCE COMPANY OF CHICAGO, ILLINOIS

(hereinafter referred to as "Continental")

EFFECTIVE DATE: April 1, 2000

Commencing on the effective date, the Ceding Company will submit and Continental agrees to accept, the Ceding Company's Guaranteed Minimum Death Benefit (GMDB) risks as defined in Schedule B, the Accepted Coverage Schedule, subject to the provisions of this agreement.



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TABLE OF CONTENTS

ARTICLES TITLE    PAGE

I        Automatic reinsurance                       3

II       Reinsurance premiums and reporting          3

III      Errors and omissions                                 5

IV       Forms                                                5

V        Claims                                               5

VI       Recapture                                            7

VII      Inspection of records                                7

VIII     Confidentiality                             8

IX       Insolvency                                           8

X        Termination charge                                   9

XI       Parties to the agreement                    10

XII      Duration of agreement                       10

XIII     Arbitration                                          10

XIV      Currency                                    11

XV       Choice of law and forum                     11

XVI      Dac tax                                     11

XVII     Premium tax                                          12

XVIII    Entire contract                                      12

SCHEDULES

A        Automatic Acceptance Limits                          15

B        Accepted Coverage                           17

C        Premium Rates                               18

D        Reporting Format                            20

E        Sub-Accounts                                         21

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ARTICLE I

AUTOMATIC REINSURANCE

1. Beginning with the effective date of this agreement, the Ceding Company will cede and Continental will accept, subject to the limits and conditions set forth in this Agreement and the Schedules attached thereto, reinsurance of the GMDB attached to the Variable Annuity Contracts listed in Schedule B. The GMDB reinsurance benefit is as described in the rider shown in Schedule A.

2. This agreement covers only the Ceding Company's liability on claims under Variable Annuity Contracts that Continental has reviewed prior to issuance. Approved GMDB forms, Variable Annuity Contracts and Annuity Contract Forms are listed in Schedule B.

3. If the Ceding Company intends to cede to Continental liability with respect to a new annuity contract, or a revised version of an annuity contract where such revision effects the GMDB, it must provide Continental written notice of such intention together with a copy of the proposed annuity contract, or revision. Continental must approve all such additions/revisions in writing. Continental will respond to the Ceding Company within thirty (30) days after receipt of the additions/revisions.

4. The Ceding Company will not change its existing published limits and rules relating to GMDB as stated in its prospectus in effect as of April 1, 2000. Continental shall have no liability pursuant to revised limits and rules unless the Ceding Company provides written notice to Continental of such changes and Continental provides written notice to the Ceding Company that such revised limits and rules are acceptable. Continental will respond to the Ceding Company within thirty (30) days after receipt of the changes.

ARTICLE II

REINSURANCE PREMIUMS AND REPORTING

1. REINSURANCE PREMIUMS

A. Reinsurance premiums will be paid monthly in arrears. Such premiums will be determined by the application of the rates set forth in Schedule C to the amount of contract value provided for each annuity insured by the Ceding Company as calculated based on the criteria defined in Schedule C.

B. Continental's share of the maximum purchase amount issued on the life of each annuitant shall not exceed $3,000,000 without prior notification and acceptance. The maximum purchase amount is the sum of all premium contributions less withdrawals in the Contract. For purchase amounts in excess of the maximum, where Continental has not agreed to accept the entire amount, Continental's death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.

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2. REINSURANCE REPORTING

A. Within 30 days from the close of the calendar month, the Ceding Company will forward to Continental a statement or electronic medium reflecting the premiums due including any adjustments from the prior month. The Ceding Company will also remit a check for the balance due or will submit a request for payment of any net amount due from Continental. No interest is payable on amounts paid within 30 days from the date the statement is prepared.

B. If the amounts described in this Article cannot be determined by said due dates on an exact basis, such payments will be made with a generally agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

3. UNPAID PREMIUMS

A. If any reinsurance premium is not paid within the allotted time, Continental may terminate the reinsurance on unpaid policies by giving the Ceding Company written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. Failure by Continental to exercise its right under this paragraph in any specific situation will not be a waiver of Continental's right to do so at a later date.

B. Continental will reinstate the reinsurance at any time within sixty (60) days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims for which it has received notice between dates of termination and reinstatement. Continental will refund, with interest, any termination charge that was assessed against the due and unpaid policies at the time of reinstatement. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month as reported in the Federal Reserve H15 Report. Continental will be liable for reinsurance on only those claims incurred by the Ceding Company between the dates of termination and reinstatement if the Ceding Company disclosed at the time it requested reinstatement of such policies all claims for which it has received notice. All such claims will be subject to the claims provisions specified in Article V.

C. Balances remaining unpaid by either party for more than 30 days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month as reported in the Federal Reserve H15 Report.

4. OFFSET

Continental and the Ceding Company may exercise at any time the right to offset any undisputed debits or credits, liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, due from either party to the other under this agreement.

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5. QUARTERLY RESERVE AND VALUATION INFORMATION

The reserve held by Continental for reinsurance of the variable annuity death benefit will be determined in accordance with the NAIC Actuarial Guideline XXXIV, but in no event less than the required statutory reserve in the state of domicile of the Ceding Company or such other state in which it conducts business. If Continental is not an admitted reinsurer in all jurisdictions where the Ceding Company conducts business, Continental will purchase, at Continental's expense, a Letter of Credit to enable the Ceding Company to take reinsurance credit appropriately for all liabilities under this Agreement.

6. SELF ADMINISTERED REPORTING REQUIREMENTS

The Ceding Company will not change its existing self administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies Continental in writing and Continental approves of such changes. If the reporting practices of the Ceding Company deteriorate to the point that Continental cannot properly administer the risks reinsured under this agreement, has been notified of such deterioration in writing by Continental and has not remedied such deterioration within 30 days of receipt of notice, then Continental reserves the right to terminate this agreement within 15 business days of receiving the notice of non-remedy.

ARTICLE III

ERRORS AND OMISSIONS

This Agreement will not be abrogated by the failure of either the Ceding Company or Continental to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or Continental. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. This provision will cease five years after the termination of the last contract known to be reinsured under this agreement.

ARTICLE IV

FORMS

The Ceding Company will furnish Continental with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and will keep Continental informed with proper documentation as to any modifications or new forms which would be required for the proper administration of reinsurance under this agreement.

ARTICLE V

CLAIMS

1. The Ceding Company is solely responsible for payment of its claims under the underlying Annuity Contracts identified in Schedule B.

2. The Ceding Company will determine the Guaranteed Minimum Death Benefit for each deceased annuitant and/or owner.

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3. Claims are self administered.

4. The amount payable or paid on such claim, will be furnished to Continental when the claim payment is reported to Continental.

5. Continental will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the contractowner for such benefits, and all reinsurance will be subject to the terms and conditions of the contract under which the Ceding Company will be liable.

6. Continental will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company.

7. Continental agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. Continental's liability to pay interest will be discharged on the date that Continental issues payment to the Ceding Company.

8. Continental reserves the right to offset any claim payments in accordance with Article II - 4.

9. Claims remaining unpaid by Continental for more than 30 days after the receipt of final papers will incur interest calculated from that date using the 7 year Constant Maturity Treasury Rate as reported for the last working date of that month in the Federal Reserve H 15 Report.

10. The Ceding Company will promptly notify Continental of its intention to contest benefits reinsured under this agreement or to assert defenses to a claim for such benefits. If Continental agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such benefits results in the reduction of its liability, Continental will share in such reduction in proportion to Continental's liability. If Continental declines to participate in the contest or assertion of defenses, Continental will discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

11. Continental will pay its share of the unusual expenses of the contest in addition to its share of the claim itself. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases, and the salary of an officer or employee of the Ceding Company, are excluded from this provision.

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12. If Continental participates in the contest, in no event will Continental participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits reinsured under this Agreement. Continental will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with benefits reinsured under this Agreement if Continental elected to join in the contest of the coverage in question. The parties recognize that circumstances may arise in which equity would require Continental, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Continental was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and Continental would share such damages so assessed in equitable proportions. Routine expenses incurred in the normal settlement of uncontested claims, in the submission of interpleaders and the salary of an officer or employee of the Ceding Company are excluded from this provision.

13. For purposes of this provision, the following definitions will apply:

14. "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

15. "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute;

16. "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount by statute.

ARTICLE VI

RECAPTURE PRIVILEGE

Recapture is not available.

ARTICLE VII

INSPECTION OF RECORDS

Continental will have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

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ARTICLE VIII

CONFIDENTIALITY

Continental and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this agreement. Continental and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of Continental or the Ceding Company; provided however, that Continental and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

1. If Continental or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, Continental or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Continental or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

2. Confidential Information means any and all information acquired by Continental or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of the following:

o Information readily available in the public domain; or

o Information acquired from sources other than the other party.

ARTICLE IX

INSOLVENCY

1. In the event of insolvency of either the Ceding Company or Continental, any debits or credits due the other party, whether matured or unmatured, under this agreement or any other agreement, which exists on the date of the entry of a receivership or liquidation order, shall be deemed mutual debits or credits as the case may be and shall be offset and only the balance shall be allowed or paid.

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2. In the event of insolvency of the Ceding Company, Continental's liability for claims will continue to be in accordance with the terms of the agreement.
Payment of reinsurance claims less any reinsurance premiums due Continental will be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

3. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give Continental written notice of any pending claim and Continental may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense by Continental, an equitable share of the expenses incurred by the Continental will be chargeable to the Ceding Company as part of the expense of liquidation.

4. The Continental's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of Continental as determined by the Illinois Department of Insurance, the liability of Continental shall not terminate but shall continue with respect to the reinsurance ceded to Continental by the ceding company prior to the date of such insolvency, and the Ceding Company shall have a security interest in any and all sums held by or under deposit in the name of Continental.

6. If the event in paragraph 5 above occurs, Continental shall have the right within sixty (60) days of the date of notification to the Ceding Company that the Illinois Department of Insurance determined the insolvency of Continental to transfer all new and existing reinsurance ceded and all rights and obligations under this Agreement to another reinsurer, subject to approval of the reinsurer by the Ceding Company, and upon terms and conditions acceptable to the Ceding Company. The Ceding Company shall not withhold its approval unreasonably and it is understood that the terms and conditions of this Agreement shall be acceptable to the Ceding Company for purposes of such transfer. In the event that Continental is unable to effect such transfer, upon expiration of the applicable notice period all new and existing reinsurance ceded under this Agreement may terminate and be recaptured, as elected by the Ceding Company.

ARTICLE X

TERMINATION CHARGE

If Continental exercises its rights to terminate all new and existing inforce reinsurance on unpaid policies as stipulated in Article 11-3 an appropriate charge will be determined by, and paid to, Continental. Such termination charge will be equal to one prior year's premium on the unpaid policies measured from the date of termination.

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ARTICLE XI

PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and Continental.

The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between

Continental and any annuitant, contractowner or any beneficiary under any contracts of the Ceding

Company which may be reinsured hereunder.

ARTICLE XII

DURATION OF AGREEMENT

1. This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements, the Agreement is unlimited in duration but may be amended by mutual consent of the Ceding Company and Continental.

2. This Agreement may be terminated as to new reinsurance by either party giving ninety (90) days written notice to the other, effective two years after date of this agreement.

ARTICLE XIII

ARBITRATION

1. It is the intention of Continental and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If Continental or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration.

2. Disagreements between Continental and the Ceding Company will be submitted to three arbitrators who must be current or former officers of other life insurance companies. Within sixty (60) days of the date of notice of the intent to submit the dispute to arbitration, Continental and the Ceding Company will each appoint one arbitrator and the third will be selected by these two arbitrators. If agreement cannot be reached on the selection of the third arbitrator, each arbitrator will nominate three (3) candidates within ten (10) days thereafter, two of whom the other will decline, and the decision will be made by drawing lots.

3. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

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4. The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearings, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators will issue a written decision. In their decision, the arbitrators will apportion the costs of arbitration, which will include but not be limited to their own fees and expenses, as they deem appropriate.

ARTICLE XIV

CURRENCY

All currency will be payable in United States dollars.

ARTICLE XV

CHOICE OF LAW AND FORUM

Illinois law will govern the terms and conditions of the Agreement. In the case of an arbitration, the arbitration hearing will take place in Chicago, Illinois, and the Uniform Arbitration Act will control except as provided in Article XIII.

ARTICLE XVI

DAC TAX ELECTION STATEMENT

1. The Ceding Company and Continental hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective June 1, 1999 and all subsequent taxable years for which this agreement remains in effect.

2. The term party" will refer to either the Ceding Company or Continental as appropriate.

3. The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.

4. The party with net positive consideration for this agreement for each taxable year will capitalize specified IRS contract acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

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5. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

6. Continental will submit a schedule to the Ceding Company by February 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement stating that Continental will report such net consideration in its tax return for the preceding calendar year.

7. The Ceding Company may contest such calculation by providing an alternative calculation to Continental within 30 days of the Ceding Company s receipt of Continental's calculation. If the Ceding Company does not so notify Continental, Continental will report the net consideration as determined by Continental in Continental's tax return for the previous calendar year.

8. If the Ceding Company contests Continental's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Continental reach agreement on an amount of the net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

ARTICLE XVII

PREMIUM TAX

Continental will not be responsible for any taxes incurred now or in the future, directly or indirectly, by the Ceding Company or its affiliated companies.

ARTICLE XVIII

ENTIRE CONTRACT

1. This agreement will constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

2. Any changes or modifications to the agreement will be null and void unless made by amendment to the agreement and signed by both parties.

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Signed for Continental:       Continental Assurance Company of Chicago, Illinois

By: /s/_________________________    Attest: /s/_____________________________
    ----------------------------            --------------------------------
         President & COO                                     Assistant Secretary
         Life Reinsurance

Date of Signatures:            March 9, 2000
                     -----------------------


Signed for the Ceding Company:      American National Life Insurance Company

By:___________________________          Attest: _______________________________
Title:                                               Title:

Date of Signatures: __________________________



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SCHEDULES

SCHEDULE A        AUTOMATIC ACCEPTANCE LIMITS

SCHEDULE B        ACCEPTED COVERAGES

SCHEDULE C        PREMIUM RATES

SCHEDULE D        REPORTING FORMAT

SCHEDULE E        SUB-ACCOUNTS













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SCHEDULE A

AUTOMATIC ACCEPTANCE LIMITS

GUARANTEED MINIMUM DEATH BENEFITS (GMDB)

The GMDB reinsured hereunder is the amount is excess of the Accumulation Value provided on all new Wealthquest III deferred variable annuity contracts. The GMDB reinsured under the terms of this Agreement is described in the attached copies of the GMDB Rider forms. Such forms are listed in Schedule B of this agreement. Continental will reinsure all new deferred variable annuity contracts until the exhaustion of the capacity.

6-Year Ratchet Benefit:

The guaranteed minimum death benefit (GMDB) during the accumulation period prior to death will be the greatest of:

During the first six Contract Years the (GMDB) will be:

1) The purchase payments paid, reduced proportionately for any partial withdrawals, systematic withdrawals and any incurred taxes;

At the start of each subsequent six Contract Year Ratchet periods, the (GMDB) will be the greatest of:

1) The Accumulation Value at the start of such six Contract Year period;

2) The guaranteed minimum death benefit (GMDB) at the start of the immediately preceding six Contract Year period prior to the Contract owner's 85 birthday plus any subsequent purchase payments reduced proportionately for partial surrenders and systematic withdrawals, made since such immediately preceding six Contract Year period.

For all other dates, the GMDB will equal the GMDB at the start of such six Contract Year period, plus any purchase payments and less a reduction to reflect partial surrenders and systematic withdrawals made during such period.

3% Rollup Benefit:

The guaranteed minimum death benefit (GMDB) during the accumulation period will be the greatest of:

1) The contract value determined as of the date that the company receives proof of death and;









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2) The net of purchase payments and amounts surrendered, accumulated at 3%
effective interest from the date of each payment or surrender to the earlier of the date the company receives proof of death or the Contract owner's 85th birthday, plus subsequent purchase payments, less an adjustment for amounts subsequently surrendered. Such total accumulated amount shall not exceed 200% of the net of purchase payments and amounts surrendered.

5% Rollup Benefit:

The guaranteed minimum death benefit (GMDB) during the accumulation period will be the greatest of:

1) The contract value determined as of the date that the company receives proof of death and;

2) The net of purchase payments and amounts surrendered, accumulated at 5% effective interest from the date of each payment or surrender to the earlier of the date the company receives proof of death or the Contract owner's 85th birthday, plus subsequent purchase payments, less an adjustment for amounts subsequently surrendered. Such total accumulated amount shall not exceed 200% of the net of purchase payments and amounts surrendered.

In the event of lapse or other policy termination, prior to a death benefit becoming payable under the Contract, no benefit will be payable under this coverage.

If GMDB rider forms differ from the above description because of state or jurisdiction variations, the rider forms will be taken as the correct definition of the GMDB.

CAPACITY

1) $150 million of total deposits per contract year of new policies, regardless of the split of the business among the benefits outlined above. The Ceding Company will use this capacity by ceding to Continental 100% of the covered contracts until the exhaustion of the capacity.

2) If prior to April 1, 2001 the volume of new business reinsured with Continental is in jeopardy of exceeding the contract year capacity, the Ceding Company will notify Continental in writing, requesting a change in the quota share percentage. This requested change in quota share percentage would enable all new policies to be uniformly reinsured.

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SCHEDULE B

ACCEPTED COVERAGES

Annuity accounts allocated to the variable annuity contract forms shown below as governed by the prospectus in effect on April 1, 2000.

The following flexible premium variable annuity rider forms are included in this agreement:

individual:

Contract - WQIII-NQ Contract - WQIII-PQ Rider Form - GMDB Rider Form - GMDB3 Rider Form - GMDB5

Group:

Contract - PWQIIINQ Certificate Form - CWQIIINQ Certificate Form - CWQIIIPQ Rider Form - CGMDB Rider Form - CGMDB3 Rider Form - CGMDB5

And such other state specific versions as may be required by the states in which the company conducts business.

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SCHEDULE C

PREMIUM RATE SCHEDULE

The Adjusted Aggregate Accumulation Value is the sum of the Accumulation Values in all of the Ceding Company's variable annuities contracts subject to this Agreement minus Contract Values attributable to amounts in excess of the maximum purchase amounts as described in Article II-1.

The premium is a flat basis point charge applied to Adjusted Aggregate Accumulation Value.

6-Year Ratchet Benefit:

                               Issue Ages 0 -- 85

Cost of Reinsurance 12.0 basis points of the Adjusted Aggregate Contract Value payable monthly at the rate of 1.000 basis points times the Average Monthly Aggregate Accumulation Value.

3% Rollup Benefit:

Issue Ages        0-- 85

Cost of Reinsurance 25.0 basis points of the Adjusted Aggregate Contract Value payable monthly at the rate of 2.08333 basis points times the Average Monthly Aggregate Accumulation Value.

5% Rollup Benefit:

Issue Ages        0-- 85

Cost of Reinsurance 42.0 basis points of the Adjusted Aggregate Contract Value payable monthly at the rate of 3.5000 basis points times the Average Monthly Aggregate Accumulation Value.

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The Average Monthly Aggregate Accumulation Value is defined as beginning of month Adjusted Aggregate Accumulation Value plus end of month Adjusted Aggregate Accumulation Value, divided by two.

The premium rate is guaranteed for the life of the contract, with the following caveat. If the benefits or charges to the contractholder are changed (including contract charges, M&E charges, and administrative fees), Continental reserves the right to adjust the premium rates by an amount which reflects the change(s) made to the contract. Fund management fees are allowed to fluctuate.

Subject to ninety days (90) written notice, Continental reserves the right to adjust premium rates for contracts with an effective date of April 1, 2002 and later.

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SCHEDULE D

REPORTING FORMAT

Within 30 days after the end of each calendar month, the Ceding Company will furnish Continental an electronic and summarized paper report for the reinsurance account, valued as of the last day of that month. The electronic report will be submitted in a format that is acceptable to both Continental and the Ceding Company. The reports should indicate for all inforce annuitants in either the electronic report (policy level detail) or the paper report (summarization, Field #14 -- 18) the following information:

Field #           Field Name                         Description

1                 Report Date                  Report date is the last day
                                        of the reporting month (mm/dd/yyyy)

2                 Direct Writing Company             Name of your company

3                 Policy Number                      Policy or contract number

4                 Policyholder                       Name of the policyholder
                                                (last name MI first name)

5                 Issue Age                          Age of the policyholder
                                                        as of the report date

6                 Issue Date                         Date of the policy issued
                                                         (mm/dd/yyyy)

7                 Sex                                Gender of the policyholder
                                                         (M or F)

8                 Plan Code                          Zxxxx-- 6 Ratchet
                                                     Zxxxx-- 3% Rollup
                                                     Zxxxx-- 5% Rollup

9                 Date of Last Ratchet               N/A

10                Current Ratchet Value              N/A

11                Current Guaranteed
                  Minimum Death Benefit              GMDB as of the report date
                                                         ($xx.xx)

12                Current Total Account
                  Value                              Total account value as of
                                                 the report date ($xx.xx)

13                Current Account Value
                  by Fund                           Account value by individual
                                                   fund as of the report date.
                                                        The sum of Field 13
                                                 should equal Field 12. ($xx.xx)

14                Total Death Benefits Paid          Total death benefits paid
                                               for this reporting month ($xx.xx)

15                Death Benefits Paid by
                  CNA                                Death benefits paid by CNA
                                               for this reporting month ($xx.xx)

16                Total Death Benefits
                  Due and Unpaid                   Total death benefits due and
                                                                 unpaid for this
                                                        reporting month ($xx.xx)

17                Death Benefits Due and
                  Unpaid by CAN                      Death benefits due and
                                                        unpaid by CNA for this
                                                        reporting month ($xx.xx)

18                Current Premium                    N/A

19                ITD Premium                        Premium paid since
                                                        inception ($xx.xx)

20                Current Withdrawal Amount          N/A

21                ITD Withdrawal Amount              Total withdrawal amount
                                                 since inception ($xx.xx)

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SCHEDULE E ELIGIBLE PORTFOLIOS FOR CONTRACT VALUES

1. Separate Account Sub-Accounts

American National Funds:

Growth Portfolio
Balanced Portfolio
Equity Income Portfolio
High Yield Bond Portfolio
International Stock Portfolio
Small-Cap/Mid Cap Portfolio
Government Bond Portfolio
Money Market Portfolio

Fidelity Funds:

Asset Manager Portfolio
Index 500 Portfolio
Contrafund Portfolio
Asset Manager Growth Portfolio
Growth Opportunities Portfolio

T Rowe Price Funds:

Equity Income Portfolio
Mid-Cap Growth Portfolio
International Stock Portfolio
Limited-Term Bond Portfolio

MFS Funds:

Capital Opportunities Portfolio
Emerging Growth Portfolio
Research Portfolio
Growth With Income Portfolio

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Federated Funds:

Utility Fund II Portfolio
Growth Strategies Portfolio
U.S. Government Bond Portfolio
High Income Bond Portfolio
Equity Income Fund II Portfolio

Alger American Fund:

Small Capitalization Portfolio
Growth Portfolio
MidCap Growth Portfolio
Leverage AllCap Portfolio
Income & Growth Portfolio
Balanced Portfolio

2. General Account

Fixed Account

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